Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES SECOND QUARTER
2024 FINANCIAL RESULTS

BOCA RATON, Fla., July 31, 2024--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) today announced financial results for its second quarter ended June 30, 2024.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q2 2024 vs		Q2 2024 vs
Dollars are in thousands, except per share amounts	Q2 2024	Q2 2023		Q1 2024
Revenue	$339,771	(37)%		(10)%
Gross profit margin*	20.8%	(200)	bps	40	bps
Net (loss) income attributable to common stockholders	$(16,050)	(175)%		(696)%
Diluted EPS	$(0.47)	$(1.07)		$(0.55)
Adjusted EBITDA*	$14,178	(68)%		(7)%
Adjusted EBITDA margin*	4.2%	(400)	bps	20	bps
Adjusted EPS*	$0.10	$(0.59)		$(0.09)
Cash flows provided by operations	$82,401	(31)%		1,271%
* Represents amounts that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are referred to as non-GAAP measures. Please refer to the accompanying discussion below of how these non-GAAP financial measures are calculated and used under “Non-GAAP Financial Measures” and the tables reconciling these measures to the closest GAAP measure.

Second Quarter Business Highlights

•Physician Staffing and Homecare Staffing experienced sequential and year-over-year revenue growth
•$82.4 million of cash flows from operations for Q2 2024, primarily driven by strong collections
•Days Sales Outstanding down 7 days year-over-year and 18 days sequentially
•Continued strong balance sheet with $70 million of cash on hand and no debt as of June 30, 2024
•Repurchased approximately 980,000 shares of common stock for $14.9 million

“Our second quarter results were in line with expectations, reflecting our ability to execute in a challenging environment for core nurse and allied. Coming into the back half of the year, I am encouraged by a rise in the level of demand for our services and cautiously optimistic that we are nearing an inflection point in our ability to grow the number of professionals on assignment,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “Additionally, we continue to have a strong pipeline for new business driven by the robustness of Intellify®, our proprietary client-facing workforce solutions platform.”

Second quarter consolidated revenue was $339.8 million, a decrease of 37% year-over-year and 10% sequentially. Consolidated gross profit margin was 20.8%, down 200 basis points year-over-year and up 40 basis points sequentially. Net loss attributable to common stockholders was $16.1 million as compared to net income of $21.3 million in the prior year and $2.7 million in the prior quarter. Diluted loss per share (EPS) was $0.47 as compared to diluted income per share of $0.60 in the prior year and $0.08 in the prior

Exhibit 99.1
quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $14.2 million, or 4.2% of revenue, as compared with $44.4 million, or 8.2% of revenue, in the prior year, and $15.3 million, or 4.0% of revenue, in the prior quarter. Adjusted EPS was $0.10, as compared to $0.69 in the prior year and $0.19 in the prior quarter.

For the six months ended June 30, 2024, consolidated revenue was $718.9 million, a decrease of 38% year-over-year. Consolidated gross profit margin was 20.6%, down 200 basis points year-over-year. Net loss attributable to common stockholders was $13.4 million, or $0.39 per diluted share, as compared to net income of $50.8 million, or $1.41 per diluted share, in the prior year. Adjusted EBITDA was $29.5 million, or 4.1% of revenue, as compared to $96.6 million, or 8.3% of revenue, in the prior year. Adjusted EPS was $0.29, as compared to $1.53 in the prior year.

Quarterly Business Segment Highlights
Nurse and Allied Staffing
Revenue was $291.5 million, a decrease of 41% year-over-year and 12% sequentially. Contribution income was $5.8 million, a decrease from $56.5 million year-over-year and $27.2 million sequentially. Average field contract personnel on a full-time equivalent (FTE) basis was 8,415 as compared with 11,385 in the prior year and 9,124 in the prior quarter. Revenue per FTE per day was $377 as compared to $474 in the prior year and $397 in the prior quarter.
Physician Staffing
Revenue was $48.3 million, an increase of 7% year-over-year and 3% sequentially. Contribution income was $4.0 million, an increase from $3.5 million year-over-year and $3.1 million sequentially. Total days filled were 24,252 as compared with 23,826 in the prior year and 23,785 in the prior quarter. Revenue per day filled was $1,992 as compared with $1,902 in the prior year and $1,976 in the prior quarter.

Cash Flow and Balance Sheet Highlights
Net cash provided by operating activities for the three months ended June 30, 2024 was $82.4 million, as compared to $119.2 million for the three months ended June 30, 2023 and $6.0 million for the three months ended March 31, 2024. We experienced an 18 day sequential improvement in days' sales outstanding primarily due to robust collections, returning to a more historic level of below 60 days. For the six months ended June 30, 2024, net cash provided by operating activities was $88.4 million as compared to $166.1 million in the prior year.
During the second quarter, the Company repurchased a total of approximately 980,000 shares of the Company’s common stock for an aggregate price of $14.9 million, at an average market price of $15.23 per share. As of June 30, 2024, the Company had 33.4 million unrestricted shares outstanding and $56.0 million remaining for share repurchase.
As of June 30, 2024, the Company had $69.6 million in cash and cash equivalents with no debt outstanding. There were no borrowings drawn under its revolving senior secured asset-based credit facility (ABL). As of June 30, 2024, borrowing base availability under the ABL was $166.7 million, with $152.9 million of availability net of $13.8 million of letters of credit.

Exhibit 99.1
Outlook for Third Quarter 2024
The guidance below applies to management’s expectations for the third quarter of 2024.

	Q3 2024 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$305 million - $315 million	(31)% - (29)%	(10)% - (7)%

Adjusted EBITDA*	$10.0 million - $13.0 million	(63)% - (52)%	(29)% - (8)%

Adjusted EPS*	$0.08 - $0.12	$(0.31) - $(0.27)	$(0.02) - $0.02
* Refer to discussion of non-GAAP financial measures and the reconciliation tables below.
The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, July 31, 2024, at 5:00 P.M. Eastern Time to discuss its second quarter 2024 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from July 31st through August 14th on the Company’s website and a replay of the conference call will be available by telephone by calling 866-360-8701 from anywhere in the U.S. or 203-369-0179 from non-U.S. locations - Passcode: 1703.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 38 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Exhibit 99.1
NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes such non-GAAP financial measures are useful to investors when evaluating the Company’s performance, as such non-GAAP financial measures exclude certain items that management believes are not indicative of the Company’s future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2024 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature and/or depend upon or refer to future events. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “suggests,” “appears,” “seeks,” “will,” “could,” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services that we provide, both nationally and in the regions in which we operate, our ability to attract and retain qualified nurses, physicians, and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and

Exhibit 99.1
enforcement initiatives on our business, including data privacy and protection laws, social, ethical, and security issues relating to the use of artificial intelligence, our customers’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures that the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to “the Company,” “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Exhibit 99.1

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2024	2023	2024	2024	2023

Revenue from services	$339,771	$540,695	$379,174	$718,945	$1,163,402
Operating expenses:
Direct operating expenses	268,966	417,556	301,877	570,843	900,840
Selling, general and administrative expenses	60,258	78,938	63,252	123,510	163,198
Credit loss expense	18,858	3,134	1,290	20,148	8,042
Depreciation and amortization	4,719	4,432	4,642	9,361	9,336
Restructuring costs	2,116	913	938	3,054	1,342
Legal and other losses	3,946	—	3,650	7,596	1,125
Impairment charges	114	533	604	718	533
Total operating expenses	358,977	505,506	376,253	735,230	1,084,416
(Loss) income from operations	(19,206)	35,189	2,921	(16,285)	78,986
Other expenses (income):
Interest expense	568	3,149	462	1,030	6,839
Loss on early extinguishment of debt	—	1,723	—	—	1,723
Other (income) expense , net	(212)	11	(1,230)	(1,442)	(1)
(Loss) income before income taxes	(19,562)	30,306	3,689	(15,873)	70,425
Income tax (benefit) expense	(3,512)	8,961	997	(2,515)	19,644
Net (loss) income attributable to common stockholders	$(16,050)	$21,345	$2,692	$(13,358)	$50,781

Net (loss) income per share attributable to common stockholders - Basic	$(0.47)	$0.60	$0.08	$(0.39)	$1.43

Net (loss) income per share attributable to common stockholders - Diluted	$(0.47)	$0.60	$0.08	$(0.39)	$1.41

Weighted average common shares outstanding:
Basic	33,960	35,351	34,216	34,088	35,606
Diluted	33,960	35,524	34,597	34,088	36,041

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2024	2023	2024	2024	2023
Adjusted EBITDA:[a]
Net (loss) income attributable to common stockholders	$(16,050)	$21,345	$2,692	$(13,358)	$50,781
Interest expense	568	3,149	462	1,030	6,839
Income tax (benefit) expense[b]	(3,512)	8,961	997	(2,515)	19,644
Depreciation and amortization	4,719	4,432	4,642	9,361	9,336
Acquisition and integration-related costs	—	64	—	—	46
Restructuring costs[c]	2,116	913	938	3,054	1,342
Legal, bankruptcy, and other losses[d]	23,319	—	3,650	26,969	1,125
Impairment charges[e]	114	533	604	718	533
Loss on early extinguishment of debt[f]	—	1,723	—	—	1,723
Other (income) expense, net	(212)	11	(1,230)	(1,442)	(1)
Equity compensation	2,259	2,205	1,198	3,457	3,980
System conversion costs[g]	857	1,104	1,329	2,186	1,233
Adjusted EBITDA[a]	$14,178	$44,440	$15,282	$29,460	$96,581
Adjusted EBITDA margin[a]	4.2%	8.2%	4.0%	4.1%	8.3%

Adjusted EPS:[h]
Numerator:
Net (loss) income attributable to common stockholders	$(16,050)	$21,345	$2,692	$(13,358)	$50,781
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs	—	64	—	—	46
Restructuring costs[c]	2,116	913	938	3,054	1,342
Legal, bankruptcy, and other losses[d]	23,319	—	3,650	26,969	1,125
Impairment charges[e]	114	533	604	718	533
Other income, net	—	—	(1,115)	(1,115)	—
Loss on early extinguishment of debt[f]	—	1,723	—	—	1,723
System conversion costs[g]	857	1,104	1,329	2,186	1,233
Tax impact of non-GAAP adjustments	(7,066)	(1,132)	(1,405)	(8,471)	(1,559)
Adjusted net income attributable to common stockholders - non-GAAP	$3,290	$24,550	$6,693	$9,983	$55,224

Denominator:
Weighted average common shares - basic, GAAP	33,960	35,351	34,216	34,088	35,606
Dilutive impact of share-based payments	42	173	381	211	435
Adjusted weighted average common shares - diluted, non-GAAP	34,002	35,524	34,597	34,299	36,041

Reconciliation:
Diluted EPS, GAAP	$(0.47)	$0.60	$0.08	$(0.39)	$1.41
Non-GAAP adjustments - pretax:
Restructuring costs[c]	0.06	0.03	0.02	0.08	0.04
Legal, bankruptcy, and other losses[d]	0.69	—	0.10	0.79	0.03
Impairment charges[e]	—	0.01	0.02	0.02	0.01
Other income, net	—	—	(0.03)	(0.03)	—
Loss on early extinguishment of debt[f]	—	0.05	—	—	0.05
System conversion costs[g]	0.03	0.03	0.04	0.07	0.03
Tax impact of non-GAAP adjustments	(0.21)	(0.03)	(0.04)	(0.25)	(0.04)
Adjusted EPS, non-GAAP[h]	$0.10	$0.69	$0.19	$0.29	$1.53

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$69,601	$17,094
Accounts receivable, net	242,333	372,352
Income taxes receivable	8,967	6,898
Prepaid expenses	6,248	7,681
Insurance recovery receivable	8,796	9,097
Other current assets	1,813	2,031
Total current assets	337,758	415,153
Property and equipment, net	29,033	27,339
Operating lease right-of-use assets	2,635	2,599
Goodwill	135,430	135,430
Other intangible assets, net	49,016	54,468
Deferred tax assets	10,064	5,954
Insurance recovery receivable	23,332	25,714
Cloud computing	8,916	5,987
Other assets	6,699	6,673
Total assets	$602,883	$679,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$55,682	$85,333
Accrued compensation and benefits	46,609	52,297
Operating lease liabilities	2,085	2,604
Earnout liability	4,100	6,794
Other current liabilities	1,639	1,559
Total current liabilities	110,115	148,587
Operating lease liabilities	2,652	2,663
Accrued claims	35,614	34,853
Earnout liability	—	5,000
Uncertain tax positions	11,642	10,603
Other liabilities	3,798	4,218
Total liabilities	163,821	205,924

Commitments and contingencies

Stockholders’ equity:
Common stock	3	4
Additional paid-in capital	215,449	236,417
Accumulated other comprehensive loss	(1,389)	(1,385)
Retained earnings	224,999	238,357
Total stockholders’ equity	439,062	473,393
Total liabilities and stockholders’ equity	$602,883	$679,317

Cross Country Healthcare, Inc.
Segment Data[i]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2024	Total	2023	Total	2024	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$291,451	86%	$495,376	92%	$332,186	88%	(41)%	(12)%
Physician Staffing	48,320	14%	45,319	8%	46,988	12%	7%	3%
	$339,771	100%	$540,695	100%	$379,174	100%	(37)%	(10)%

Contribution income:[j]
Nurse and Allied Staffing	$5,820		$56,481		$27,183		(90)%	(79)%
Physician Staffing	4,033		3,541		3,138		14%	29%
	9,853		60,022		30,321		(84)%	(68)%

Corporate overhead[k]	18,161		18,891		17,566		4%	(3)%
Depreciation and amortization	4,719		4,432		4,642		(6)%	(2)%
Restructuring costs[c]	2,116		913		938		(132)%	(126)%
Legal and other losses[l]	3,946		—		3,650		(100)%	(8)%
Impairment charges[e]	114		533		604		79%	81%
Other costs	3		64		—		95%	(100)%
(Loss) income from operations	$(19,206)		$35,189		$2,921		(155)%	(758)%

	Six Months Ended						Year-over-Year
	June 30,	% of	June 30,	% of			% change
	2024	Total	2023	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$623,637	87%	$1,077,678	93%			(42)%
Physician Staffing	95,308	13%	85,724	7%			11%
	$718,945	100%	$1,163,402	100%			(38)%

Contribution income:[j]
Nurse and Allied Staffing	$33,003		$123,650				(73)%
Physician Staffing	7,171		5,265				36%
	40,174		128,915				(69)%

Corporate overhead[k]	35,727		37,547				5%
Depreciation and amortization	9,361		9,336				—%
Restructuring costs[c]	3,054		1,342				(128)%
Legal and other losses[l]	7,596		1,125				(575)%
Impairment charges[e]	718		533				(35)%
Other costs	3		46				93%
(Loss) income from operations	$(16,285)		$78,986				(121)%

Other costs include acquisition and integration-related costs.

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2024	2023	2024	2024	2023

Net cash provided by operating activities	$82,401	$119,248	$6,011	$88,412	$166,113
Net cash used in investing activities	(2,849)	(3,996)	(2,210)	(5,059)	(7,492)
Net cash used in financing activities	(15,193)	(114,871)	(15,653)	(30,846)	(161,552)
Effect of exchange rate changes on cash	—	1	—	—	—
Change in cash and cash equivalents	64,359	382	(11,852)	52,507	(2,931)
Cash and cash equivalents at beginning of period	5,242	291	17,094	17,094	3,604
Cash and cash equivalents at end of period	$69,601	673	$5,242	$69,601	$673

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2024	2023	2024	2024	2023

Revenue from services	$339,771	$540,695	$379,174	$718,945	$1,163,402
Less: Direct operating expenses	268,966	417,556	301,877	570,843	900,840
Gross profit	$70,805	$123,139	$77,297	$148,102	$262,562
Consolidated gross profit margin[m]	20.8%	22.8%	20.4%	20.6%	22.6%

Nurse and Allied Staffing statistical data:
FTEs[n]	8,415	11,385	9,124	8,770	11,952
Average Nurse and Allied Staffing revenue per FTE per day[o]	$377	$474	$397	$388	$494

Physician Staffing statistical data:
Days filled[p]	24,252	23,826	23,785	48,037	45,923
Revenue per day filled[q]	$1,992	$1,902	$1,976	$1,984	$1,867

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, customer bankruptcy loss, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and system conversion costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(b)    The decrease in income tax expense for the three and six months ended June 30, 2024 related to a decrease in book income primarily driven by credit loss expense.
(c)    Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives.
(d)    Includes legal costs and other settlement charges as presented on the consolidated statements of operations, losses pertaining to matters outside the normal course of operations, and $19.4 million of credit loss expense driven by a bankruptcy filing by a single large customer for the three and six months ending June 30, 2024. There is no significant impact on operations from this client as the majority of the business had been wound down in the prior year.
(e)    Impairment charges for the six months ended June 30, 2024 were related to right-of-use assets and related property in connection with vacated leases during 2024. Impairment charges for the six months ended June 30, 2023 related to the write-off of an abandoned IT project.
(f)    Loss on early extinguishment of debt for the three and six months ended June 30, 2023 consisted of the write-off of debt issuance costs related to the payoff and termination of the term loan on June 30, 3023.
(g)    System conversion costs include enterprise resource planning system costs related to the upgrading and integrating of our middle and back-office platforms, with certain development costs capitalized and amortized in accordance with the Company’s policies, and applicant tracking system costs related to the Company’s project to replace its legacy system supporting its travel nurse staffing business.
(h)    Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, customer bankruptcy loss, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, system conversion costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes Adjusted EPS provides a more useful comparison of the Company’s underlying business performance from period to period and is more representative of the future earnings capacity of the Company than EPS. Quarterly non-GAAP adjustment may vary due to rounding.
(i)    Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(j)     Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.
(k)     Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and Company-wide projects (initiatives).
(l)    Legal and other losses includes legal costs and other settlement charges as presented on the consolidated statements of operations and losses pertaining to matters outside the normal course of operations.
(m)    Gross profit is defined as revenue from services less direct operating expenses. The Company’s gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.
(n)    FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(o)     Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(p)     Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(q)     Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com

Source: Cross Country Healthcare, Inc.